Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report Financial Results for the Second Quarter 2008

Syracuse, New York — (Businesswire) — August 5, 2008 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the second quarter ended June 29, 2008.

Highlights for the second quarter of 2008 versus the second quarter of 2007 include:

•	Total revenues increased 5.1% to $210.7 million from $200.4 million, including a 5.1% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales increased 5.9% at Burger King®, increased 0.1% at Pollo Tropical®, and decreased 0.6% at Taco Cabana®;

•	Income from operations was $12.1 million compared to $15.4 million;

•	Net income was $3.3 million, or $0.15 per diluted share, compared to net income of $5.1 million, or $0.24 per diluted share.

As of June 30, 2008, the Company owned and operated a total of 557 restaurants, including 319 Burger King, 88 Pollo Tropical and 150 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “Soft comparable restaurant sales at both of our Hispanic Brands reflect the economic challenges in Florida affecting Pollo Tropical, competitive conditions in some of our Texas markets impacting Taco Cabana, as well as the broader challenges facing the restaurant industry in general. However, we continue to have strong top-line momentum at Burger King as we experience solid gains in customer traffic at that brand. While we continue to focus on steps to improve customer traffic at our Hispanic Brands, we are also finding it necessary to address escalating commodity and utility costs with additional price increases at all three brands. Overall, we remain confident in the long-term potential of our Hispanic Brands and the stability that our Burger King business brings to our restaurant portfolio in this difficult operating environment.”

Second Quarter 2008 Results

Total revenues for the second quarter of 2008 increased 5.1% to $210.7 million from $200.4 million in the second quarter of 2007. During the second quarter of 2008, the Company opened two new Pollo Tropical restaurants and four new Taco Cabana restaurants. The Company also closed three Burger King restaurants.

Revenues from the Company’s Hispanic Brands increased 5.1% to $108.8 million in the second quarter of 2008 from $103.5 million in the same period last year. Pollo Tropical revenues increased 6.2% to $45.4 million during the second quarter of 2008 compared to $42.7 million in the second quarter of 2007. This was due primarily to the opening of 12 new Pollo Tropical restaurants since the beginning of the same period in 2007. Comparable restaurant sales at Pollo Tropical increased 0.1% in the second quarter of 2008.

Taco Cabana revenues increased 4.4% to $63.4 million during the second quarter of 2008 compared to $60.8 million in the second quarter of 2007. This was due primarily to the opening of 11 new Taco Cabana restaurants since the beginning of the same period in 2007. Comparable restaurant sales at Taco Cabana decreased 0.6% in the second quarter of 2008.

Burger King revenues increased 5.1% to $101.8 million during the second quarter of 2008 compared to $96.9 million in the second quarter of 2007, despite the closing of eight Burger King restaurants, excluding relocated restaurants, since the beginning of the same period in 2007. Comparable restaurant sales at Burger King increased 5.9% in the second quarter of 2008.

General and administrative expenses were $13.7 million in the second quarter of 2008, or 6.5% of total revenues, compared to $13.3 million, or 6.6% of total revenues, in the second quarter of 2007.

Income from operations was $12.1 million in the second quarter of 2008, or 5.7% of total revenues, compared to $15.4 million, or 7.7% of total revenues, in the second quarter of 2007.

Net income for the second quarter of 2008 was $3.3 million, or $0.15 per diluted share (based upon 21.6 million weighted average diluted shares). This compared to net income for the second quarter of 2007 of $5.1 million, or $0.24 per share (based upon 21.6 million weighted average diluted shares).

Six Month Results

For the six months ended June 30, 2008, total revenues increased 4.6% to $406.4 million from $388.7 million in the same period last year. Net income was $4.7 million, or $0.22 per diluted share compared to net income of $6.7 million, or $0.31 per diluted share for the six months ended June 30, 2007. Net income in 2007 included an after-tax non-recurring charge from the refinancing of the Company’s senior credit facility of $0.9 million, or $0.04 per diluted share.

Mr. Vituli concluded, “In view of our results in the first half of 2008, along with increasing costs and the challenging environment affecting our industry, we now expect earnings for 2008 to be in the range of $0.65 to $0.70 per diluted share. We are estimating that overall revenues will increase approximately 5% for the year with comparable restaurant sales increasing 4.5% to 5% at our Burger Kings and 0% to 1% at our Hispanic Brands. We believe that an economic turnaround in 2008 is unlikely and that continued pressures on consumer spending will continue to impact financial results in the second half of the year. We remain committed to execute what we believe are the tactics necessary for the short-term, and the growth strategy for the long-term success of our business while maintaining financial stability through the current business cycle. We are focused on strong operational execution combined with targeted advertising and promotions, along with new product introductions to improve customer traffic trends.”

“Having refinanced our senior credit facility in early 2007, our capital structure is stable and on terms that are favorable relative to the current credit markets. While we continue to prudently expand our Hispanic brands, we continue to manage our financial leverage and maintain financial stability with a diversified business model that enhances stability and moderates operating risks. We are confident that more favorable times are ahead and remain well positioned to benefit as the broader economic trends improve.”

Conference Call Today

The Company will host a conference call to discuss second quarter 2008 financial results today at 8:30 AM Eastern Time. The conference call can be accessed live over the phone by dialing 800-257-1836 or for international callers by dialing 303-262-2130. A replay will be available one hour after the call and can be accessed by dialing 800-405-2236 or for international callers by dialing 303-590-3000; the passcode is 11117680. The replay will be available until Tuesday, August 12, 2008. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 557 company-owned and operated restaurants in 16 states as of June 30, 2008, and 30 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended June 30, (a)		Six Months Ended June 30, (a)
	2008	2007	2008	2007
Revenues:
Restaurant sales	$210,331	$200,117	$405,724	$387,983
Franchise royalty revenues and fees	351	332	711	669

Total revenues	210,682	200,449	406,435	388,652
Costs and expenses:
Cost of sales	63,943	57,375	121,572	109,669
Restaurant wages and related expenses (b)	60,763	58,562	119,304	114,510
Restaurant rent expense	11,568	10,907	23,051	21,586
Other restaurant operating expenses	31,348	28,534	60,893	56,481
Advertising expense	9,224	8,449	17,048	16,984
General and administrative expenses (b)	13,717	13,305	26,712	26,451
Depreciation and amortization	8,077	7,887	16,099	15,578
Impairment losses	81	69	102	69
Other income	(119)	—	(119)	(347)

Total costs and expenses	198,602	185,088	384,662	360,981

Income from operations	12,080	15,361	21,773	27,671
Interest expense	7,123	7,601	14,557	15,957
Loss (gain) on extinguishment of debt (c)	(180)	—	(180)	1,485

Income before income taxes	5,137	7,760	7,396	10,229
Provision for income taxes	1,880	2,662	2,693	3,554

Net income	$3,257	$5,098	$4,703	$6,675

Basic and diluted net income per share	$0.15	$0.24	$0.22	$0.31

Basic weighted average common shares outstanding	21,572	21,551	21,572	21,551
Diluted weighted average common shares outstanding	21,575	21,565	21,575	21,562

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three and six months ended June 29, 2008 and July 1, 2007 are referred to as the three and six months ended June 30, 2008 and June 30, 2007, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $57 and $39 for the three months ended June 30, 2008 and 2007, respectively, and $114 and $76 for the six months ended June 30, 2008 and 2007, respectively. General and administrative expenses include stock-based compensation expense of $435 and $315 for the three months ended June 30, 2008 and 2007, respectively, and $852 and $633 for the six months ended June 30, 2008 and 2007, respectively.
(c)	Gain on extinguishment of debt in 2008 is related to the Company’s open market purchase of $2 million of its 9% senior subordinated notes.
(d)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended June 30, 2008 and 2007 was $3,258 and $5,099, respectively, and $4,706 and $6,678 for the six months ended June 30, 2008 and 2007, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Segment revenues:
Burger King	$101,842	$96,928	$193,006	$185,398
Pollo Tropical	45,404	42,747	89,736	84,286
Taco Cabana	63,436	60,774	123,693	118,968

Total revenues	$210,682	$200,449	$406,435	$388,652

Change in comparable restaurant sales: (a)
Burger King	5.9%	5.3%	4.9%	3.1%
Pollo Tropical	0.1%	1.2%	(0.2)%	0.5%
Taco Cabana	(0.6)%	(0.5)%	0.2%	(0.7)%

Segment EBITDA: (b)
Burger King	$8,089	$8,393	$13,713	$14,219
Pollo Tropical	6,733	7,254	12,737	14,086
Taco Cabana	5,789	8,024	12,371	15,375

Average sales per restaurant:
Burger King	$317	$296	$602	$567
Pollo Tropical	516	543	1,037	1,085
Taco Cabana	428	428	838	834

New restaurant openings:
Burger King	—	—	1	—
Pollo Tropical	2	3	4	4
Taco Cabana	4	1	4	2

Total new restaurant openings	6	4	9	6

Restaurant closings:
Burger King	(3)	(1)	(4)	(2)
Pollo Tropical	—	—	—	—
Taco Cabana	—	—	(1)	(3)

Net new restaurants	3	3	4	1

Number of company owned restaurants:
Burger King	319	326	319	326
Pollo Tropical	88	80	88	80
Taco Cabana	150	142	150	142

Total company owned restaurants	557	548	557	548

	At 6/30/08	At 12/31/07
Long-term debt (c)	$356,144	$353,972

(a)	The changes in comparable restaurant sales are calculated using only those company owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense, other income and expense and (gain) loss on extinguishment of debt. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to our Burger King segment as well as the expenses associated with administrative support to all three of our segments including executive management, information systems and certain accounting, legal and other administrative functions.
(c)	Long-term debt (including current portion) at June 30, 2008 included $178,000 of the Company’s 9% senior subordinated notes, $129,500 of outstanding borrowings under its senior credit facility, $47,315 of lease financing obligations and $1,329 of capital leases. Long-term debt at December 31, 2007 included $180,000 of the Company’s 9% senior subordinated notes, $120,000 of outstanding borrowings under its senior credit facility, $52,689 of lease financing obligations and $1,283 of capital leases.